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CONTACT:
WRP Corporation
Neil Kosterman, President
(630) 285-9191

FOR IMMEDIATE RELEASE

                           WRP CORPORATION ANNOUNCES
                  NEW EXECUTIVE OFFICERS AND NEW BOARD MEMBER

ITASCA, IL, APRIL 6, 2001 -- WRP Corporation (Nasdaq: WRPC) a leading marketer and manufacturer of high quality, disposable latex and synthetic gloves for the healthcare and foodservice industries, today announced the appointment of Mr. Lew Kwong Ann to the office of Chief Executive Officer of the Company and Chairman of the Board, replacing Mr. Richard Wong, who will continue as a Director of the Company. Mr. Lew also serves as the Chief Operating Officer and Chief Financial Officer of WRP Asia Pacific Sdn Bhd, the majority shareholder of the Company. WRP Asia Pacific Sdn Bhd is one of the world's leading integrated manufacturers and distributors of a comprehensive range of quality disposable gloves for the hand protection, product protection and provision of solutions for the contamination control needs of its customers in the healthcare, high technology, food and beverage, scientific and industrial sectors.

WRP Corporation added a new Chief Financial Officer, Mr. Alan Zeffer, formerly the Treasurer of Sybron International Corporation, a NYSE company with almost $1 billion in revenues at the time of his departure. Mr. Zeffer replaces Mr. Kenneth Ling, the former CFO, who has elected to return to Asia for personal reasons.

Appointed to the Board of Directors is Mr. Eirik Bonde Aslaksrud who will fill the vacancy on the Board from the recent departure by Mr. Kamaruddin Taib. Mr. Aslaksrud is the Executive Vice President - Global Markets for WRP Asia Pacific.

"We are excited about the future prospects of the Company with the additions of Mr. Zeffer and Mr. Aslaksrud. These additions will ensure greater synergies and coordination of the goals and objectives of the Company with those of WRP Asia Pacific. In particular, the Company will have a more direct link to draw upon the resources of WRP Asia Pacific, including its leading edge technologies in the higher margin surgeon's glove and other non-examination glove markets," stated Mr. Lew. "WRP Asia Pacific is dedicated to providing manufacturing and marketing support for the Company, and will work closely with the Company's President, Mr. Neil Kosterman to increase the Company's sales, especially in the foodservice and surgeon's glove markets. Additionally, we would like to thank Mr. Kenneth Ling and Mr. Kamaruddin Taib for their service to the Company and wish them the best in their future endeavors."

This press release contains forward-looking statements, which involve numerous risks and uncertainties. The Company's actual results could differ materially from those anticipated in such forward-looking statements as a result of certain factors, including those set forth in the Company's filings with the Securities and Exchange Commission.

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